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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                           (Amendment No._________) *


                                3Com Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                     Common
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    885535104
                  --------------------------------------------
                                 (CUSIP Number)


                                December 31, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

            [X]   Rule 13d-1 (b)

            [_]   Rule 13d-1(c)

            [_]   Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the ACT but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1745 (3-98)

CUSIP No.            885535104
------------------------------------------------------------------------------------------------------------------------------------

           1.  Names of Reporting Persons. Brandes Investment Partners, L.P.
               I.R.S. Identification Nos. of above persons (entities only).
               33-0704072

------------------------------------------------------------------------------------------------------------------------------------

           2. Check the Appropriate Box if a Member of a Group (See Instructions)

               (a) [_]

               (b) [_]

------------------------------------------------------------------------------------------------------------------------------------

           3.  SEC Use Only

------------------------------------------------------------------------------------------------------------------------------------

           4. Citizenship or Place of Organization Delaware

------------------------------------------------------------------------------------------------------------------------------------

Number of              5.  Sole Voting Power
                     ---------------------------------------------------------------------------------------------------------------
Shares Bene-
ficially owned         6.  Shared Voting Power           16,900,551
                     ---------------------------------------------------------------------------------------------------------------
by Each
Reporting              7.  Sole Dispositive Power
                     ---------------------------------------------------------------------------------------------------------------
Person With:
                       8. Shared Dispositive Power   20,279,587

------------------------------------------------------------------------------------------------------------------------------------

           9.  Aggregate Amount Beneficially Owned by Each Reporting Person             20,279,587

          10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)       [_]

          11.  Percent of Class Represented by Amount in Row (9)         5.3%

------------------------------------------------------------------------------------------------------------------------------------

          12. Type of Reporting Person (See Instructions) IA, PN

------------------------------------------------------------------------------------------------------------------------------------

CUSIP No.            885535104
------------------------------------------------------------------------------------------------------------------------------------

           1.  Names of Reporting Persons. Brandes Investment Partners, Inc.
               I.R.S. Identification Nos. of above persons (entities only).      33-0090873

------------------------------------------------------------------------------------------------------------------------------------

           2. Check the Appropriate Box if a Member of a Group (See Instructions)

               (a) [_]

               (b) [_]

------------------------------------------------------------------------------------------------------------------------------------

           3.  SEC Use Only

------------------------------------------------------------------------------------------------------------------------------------

           4. Citizenship or Place of Organization California

------------------------------------------------------------------------------------------------------------------------------------

Number of              5.  Sole Voting Power
                     ---------------------------------------------------------------------------------------------------------------
Shares Bene-
ficially owned         6.  Shared Voting Power            16,900,551
                     ---------------------------------------------------------------------------------------------------------------
by Each
Reporting              7.  Sole Dispositive Power
                     ---------------------------------------------------------------------------------------------------------------
Person With:
                       8. Shared Dispositive Power 20,279,587

------------------------------------------------------------------------------------------------------------------------------------

           9.  Aggregate Amount Beneficially Owned by Each Reporting Person        20,279,587 shares are deemed to be beneficially
                                                                                   owned by Brandes Investment Partners, Inc., as
                                                                                   a control person of the investment adviser.
                                                                                   Brandes Investment Partners, Inc. disclaims any
                                                                                   direct ownership of the shares reported in this
                                                                                   Schedule 13G, except for an amount that is
                                                                                   substantially less than one per cent of the
                                                                                   number of shares reported herein.

          10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares  (See Instructions)      [_]

          11.  Percent of Class Represented by Amount in Row (9)            5.3%

------------------------------------------------------------------------------------------------------------------------------------

          12. Type of Reporting Person (See Instructions) CO, OO (Control Person)

------------------------------------------------------------------------------------------------------------------------------------

CUSIP No.            885535104
------------------------------------------------------------------------------------------------------------------------------------

           1. Names of Reporting Persons. Brandes Worldwide Holdings, L.P.
               I.R.S. Identification Nos. of above persons (entities only).     33-0836630

------------------------------------------------------------------------------------------------------------------------------------

           2. Check the Appropriate Box if a Member of a Group (See Instructions)

               (a) [_]

               (b) [_]

------------------------------------------------------------------------------------------------------------------------------------

           3.  SEC Use Only

------------------------------------------------------------------------------------------------------------------------------------

           4. Citizenship or Place of Organization Delaware

------------------------------------------------------------------------------------------------------------------------------------

Number of              5.  Sole Voting Power
                     ---------------------------------------------------------------------------------------------------------------
Shares Bene-
ficially owned         6.  Shared Voting Power           16,900,551
                     ---------------------------------------------------------------------------------------------------------------
by Each
Reporting              7.  Sole Dispositive Power
                     ---------------------------------------------------------------------------------------------------------------
Person With:
                       8. Shared Dispositive Power   20,279,587

------------------------------------------------------------------------------------------------------------------------------------

           9.  Aggregate Amount Beneficially Owned by Each Reporting Person           20,279,587 shares are deemed to be
                                                                                      beneficially owned by Brandes Worldwide
                                                                                      Holdings, L.P., as a control person of the
                                                                                      investment adviser.  Brandes Worldwide
                                                                                      Holdings, L.P. disclaims any direct ownership
                                                                                      of the shares reported in this Schedule 13G.

          10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares  (See Instructions)      [_]

          11.  Percent of Class Represented by Amount in Row (9)         5.3%

------------------------------------------------------------------------------------------------------------------------------------

          12. Type of Reporting Person (See Instructions) PN, OO (Control Person)

------------------------------------------------------------------------------------------------------------------------------------

CUSIP No.            885535104
------------------------------------------------------------------------------------------------------------------------------------

           1.  Names of Reporting Persons. Charles H. Brandes I.R.S.
               Identification Nos. of above persons (entities only).

------------------------------------------------------------------------------------------------------------------------------------

           2. Check the Appropriate Box if a Member of a Group (See Instructions)

               (a) [_]

               (b) [_]

------------------------------------------------------------------------------------------------------------------------------------

           3.  SEC Use Only

------------------------------------------------------------------------------------------------------------------------------------

           4. Citizenship or Place of Organization USA

------------------------------------------------------------------------------------------------------------------------------------

Number of              5.  Sole Voting Power
                     ---------------------------------------------------------------------------------------------------------------
Shares Bene-
ficially owned         6.  Shared Voting Power           16,900,551
                     ---------------------------------------------------------------------------------------------------------------
by Each
Reporting              7.  Sole Dispositive Power
                     ---------------------------------------------------------------------------------------------------------------
Person With:
                       8. Shared Dispositive Power   20,279,587

------------------------------------------------------------------------------------------------------------------------------------

           9.  Aggregate Amount Beneficially Owned by Each Reporting Person           20,279,587 shares are deemed to be
                                                                                      beneficially owned by Charles H. Brandes, a
                                                                                      control person of the investment adviser.  Mr.
                                                                                      Brandes disclaims any direct ownership of the
                                                                                      shares reported in this Schedule 13G, except
                                                                                      for an amount that is substantially less than
                                                                                      one per cent of the number of shares reported
                                                                                      herein.

          10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [_]

          11.  Percent of Class Represented by Amount in Row (9)         5.3%

------------------------------------------------------------------------------------------------------------------------------------

          12. Type of Reporting Person (See Instructions) IN, OO (Control Person)

------------------------------------------------------------------------------------------------------------------------------------

CUSIP No.            885535104
------------------------------------------------------------------------------------------------------------------------------------

           1.  Names of Reporting Persons. Glenn R. Carlson I.R.S.
               Identification Nos. of above persons (entities only).

------------------------------------------------------------------------------------------------------------------------------------

           2. Check the Appropriate Box if a Member of a Group (See Instructions)

               (a) [_]

               (b) [_]

------------------------------------------------------------------------------------------------------------------------------------

           3.  SEC Use Only

------------------------------------------------------------------------------------------------------------------------------------

           4. Citizenship or Place of Organization USA

------------------------------------------------------------------------------------------------------------------------------------

Number of              5.  Sole Voting Power
                     ---------------------------------------------------------------------------------------------------------------
Shares Bene-
ficially owned         6.  Shared Voting Power           16,900,551
                     ---------------------------------------------------------------------------------------------------------------
by Each
Reporting              7.  Sole Dispositive Power
                     ---------------------------------------------------------------------------------------------------------------
Person With:
                       8. Shared Dispositive Power    20,279,587

------------------------------------------------------------------------------------------------------------------------------------

           9.  Aggregate Amount Beneficially Owned by Each Reporting Person         20,279,587 shares are deemed to be
                                                                                    beneficially owned by Glenn R. Carlson, a
                                                                                    control person of the investment adviser.  Mr.
                                                                                    Carlson disclaims any direct ownership of the
                                                                                    shares reported in this Schedule 13G, except
                                                                                    for an amount that is substantially less than
                                                                                    one per cent of the number of shares reported
                                                                                    herein.

          10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)       [_]

          11.  Percent of Class Represented by Amount in Row (9)         5.3%

------------------------------------------------------------------------------------------------------------------------------------

          12. Type of Reporting Person (See Instructions) IN, OO (Control Person)

------------------------------------------------------------------------------------------------------------------------------------

CUSIP No.            885535104
------------------------------------------------------------------------------------------------------------------------------------

           1.  Names of Reporting Persons. Jeffrey A. Busby I.R.S.
               Identification Nos. of above persons (entities only).

------------------------------------------------------------------------------------------------------------------------------------

           2. Check the Appropriate Box if a Member of a Group (See Instructions)

               (a) [_]

               (b) [_]

------------------------------------------------------------------------------------------------------------------------------------

           3.  SEC Use Only

------------------------------------------------------------------------------------------------------------------------------------

           4. Citizenship or Place of Organization USA

------------------------------------------------------------------------------------------------------------------------------------

Number of              5.  Sole Voting Power
                     ---------------------------------------------------------------------------------------------------------------
Shares Bene-
ficially owned         6.  Shared Voting Power           16,900,551
                     ---------------------------------------------------------------------------------------------------------------
by Each
Reporting              7.  Sole Dispositive Power
                     ---------------------------------------------------------------------------------------------------------------
Person With:
                       8. Shared Dispositive Power   20,279,587

------------------------------------------------------------------------------------------------------------------------------------

           9.  Aggregate Amount Beneficially Owned by Each Reporting Person         20,279,587 shares are deemed to be
                                                                                    beneficially owned by Jeffrey A. Busby, a
                                                                                    control person of the investment adviser.  Mr.
                                                                                    Busby disclaims any direct ownership of the
                                                                                    shares reported in this Schedule 13G, except
                                                                                    for an amount that is substantially less than
                                                                                    one per cent of the number of shares reported
                                                                                    herein.

          10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares  (See Instructions)      [_]

          11.  Percent of Class Represented by Amount in Row (9)         5.3%

------------------------------------------------------------------------------------------------------------------------------------

          12. Type of Reporting Person (See Instructions) IN, OO (Control Person)

------------------------------------------------------------------------------------------------------------------------------------

Item 1(a)     Name of Issuer:

              3Com Corporation


Item 1(b)     Address of Issuer's Principal Executive Offices:

              350 Campus Drive, Marlborough, MA 01752


Item 2(a)     Name of Person Filing:

              (i)   Brandes Investment Partners, L.P.

              (ii)  Brandes Investment Partners, Inc.

              (iii) Brandes Worldwide Holdings, L.P.

              (iv)  Charles H. Brandes

              (v)   Glenn R. Carlson

              (vi)  Jeffrey A. Busby


Item 2(b)     Address of Principal Business office or, if None, Residence:

              (i)    11988 El Camino Real, Suite 500, San Diego, CA  92130

              (ii)   11988 El Camino Real, Suite 500, San Diego, CA  92130

              (iii)  11988 El Camino Real, Suite 500, San Diego, CA 92130

              (iv)   11988 El Camino Real, Suite 500, San Diego, CA  92130

              (v)    11988 El Camino Real, Suite 500, San Diego, CA  92130

              (vi)   11988 El Camino Real, Suite 500, San Diego, CA  92130


Item 2(c)     Citizenship

              (i)   Delaware

              (ii)  California

              (iii) Delaware

              (iv)  USA

              (v)   USA

              (vi)  USA

Item 2(d)     Title of Class Securities:

              Common

Item 2(e)     CUSIP Number:

              885535104

Item 3. If this statement is filed pursuant to ss.ss. 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

              (a)     |_| Broker or dealer registered under section 15 of
                          the Act (15 U.S.C. 78o).

              (b)     |_| Bank as defined in section 3(a)(6) of the Act (15
                          U.S.C. 78c).

              (c)     |_| Insurance company as defined in section 3(a)(19)
                          of the Act (15 U.S.C. 78c).

              (d)     |_| Investment company registered under section 8 of
                          the Investment Company Act (15 U.S.C. 80a-8).

              (e)     |_| An investment adviser in accordance with ss.
                          240.13d-1(b)(1)(ii)(E).

              (f)     |_| An employee benefit plan or endowment fund in
                          accordance with ss. 240.13d-1(b)(ii)(F).

              (g)     |_| A parent holding company or control person in
                          accordance with ss. 240.13d-1(b)(1)(ii)(G).

              (h)     |_| A savings association as defined in Section 3(b)
                          of the Federal Deposit Insurance Act (12 U.S.C. 1813).

              (i)     |_| A church plan that is excluded from the definition
                          of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

              (j)     |X| Group, in accordance with ss.
                          240.13d-1(b)(1)(ii)(J).

              This statement is filed by Brandes Investment Partners, L.P., an investment adviser registered under the Investment Advisers Act of 1940, its control persons and its holding company. (See, also, Exhibit A.)

Item 4.       Ownership:

              (a) Amount Beneficially Owned:                         20,279,587

              (b) Percent of Class:                                         5.3%

              (c) Number of shares as to which the joint filers have:

                     (i)   sole power to vote or to direct the vote:          0

                     (ii)  shared power to vote or to direct the vote:

                                                                     16,900,551

                     (iii) sole power to dispose or to direct the
                           disposition of:                                    0

                     (iv)  shared power to dispose or to direct
                           the disposition of:                       20,279,587

Item 5.       Ownership of Five Percent or Less of a Class.

              If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class securities, check the following |_|.

                                      N/A


Item 6.       Ownership of More than Five Percent on Behalf of Another Person.

                                      N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                                      N/A

Item 8.       Identification and Classification of Members of the Group.

                                  See Exhibit A

Item 9.       Notice of Dissolution of Group.

                                       N/A

Item 10.      Certification:

              (a) The following certification shall be included if the statement is filed pursuant to ss. 240.13d-1(b):

                     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2005

                        BRANDES INVESTMENT PARTNERS, L.P.


                     By: /s/ Adelaide Pund
                         -------------------------------------------------
                          Adelaide Pund as Attorney-In-Fact for
                          Charles H. Brandes, President of
                          Brandes Investment Partners, Inc., its General Partner

                        BRANDES INVESTMENT PARTNERS, INC.


                     By:  /s/ Adelaide Pund
                         -----------------------------------------
                          Adelaide Pund as Attorney-In-Fact for
                          Charles H. Brandes, President


                     BRANDES WORLDWIDE HOLDINGS, L.P.


                     By:  /s/ Adelaide Pund
                         ----------------------------------------
                          Adelaide Pund as Attorney-In-Fact for
                          Charles H. Brandes, President of
                          Brandes Investment Partners, Inc., its General Partner


                     By:  /s/ Adelaide Pund
                         ----------------------------------------
                          Adelaide Pund as Attorney-In-Fact for
                          Charles H. Brandes, Control Person


                     By:  /s/ Adelaide Pund
                         ----------------------------------------
                          Adelaide Pund as Attorney-In-Fact for
                          Glenn R. Carlson, Control Person


                     By: /s/ Adelaide Pund
                          -------------------------------------
                          Adelaide Pund as Attorney-In-Fact for
                          Jeffrey A. Busby, Control Person

EXHIBIT A


           Identification and Classification of Members of the Group
           ---------------------------------------------------------


Pursuant to Rule 13d-1(b)(ii)(J) and Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934, the members of the group making this joint filing are identified and classified as follows:

                    Name                                                Classification
                    ----                                                --------------
Brandes Investment Partners, L.P. (the "Investment      Investment adviser registered under Investment
Adviser")                                               Advisers Act of 1940

Brandes Investment Partners, Inc.                       A control person of the Investment Adviser

Brandes Worldwide Holdings, L.P.                        A control person of the Investment Adviser

Charles H. Brandes                                      A control person of the Investment Adviser

Glenn R. Carlson                                        A control person of the Investment Adviser

Jeffrey A. Busby                                        A control person of the Investment Adviser

EXHIBIT B


                  Joint Filing Agreement Pursuant to Rule 13d-1
                  ---------------------------------------------


This agreement is made pursuant to Rule 13d-1(b)(ii)(J) and Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934 (the "Act") by and among the parties listed below, each referred to herein as a "Joint Filer." The Joint Filers agree that a statement of beneficial ownership as required by Sections 13(g) or 13(d) of the Act and the Rules thereunder may be filed on each of their behalf on Schedule 13G or Schedule 13D, as appropriate, and that said joint filing may thereafter be amended by further joint filings. The Joint Filers state that they each satisfy the requirements for making a joint filing under Rule 13d-1.


Dated:  December 10, 2004

                     BRANDES INVESTMENT PARTNERS, L.P.

                     By: /s/ Charles H. Brandes
                         --------------------------------
                         Charles H. Brandes, President of
                         Brandes Investment Partners, Inc., its General Partner


                     BRANDES INVESTMENT PARTNERS, INC.

                     By: /s/ Charles H. Brandes
                         --------------------------------
                         Charles H. Brandes, President


                     BRANDES WORLDWIDE HOLDINGS, L.P.

                     By: /s/ Charles H. Brandes
                         --------------------------------
                         Charles H. Brandes, President of
                         Brandes Investment Partners, Inc., its General Partner


                     By: /s/ Charles H. Brandes
                         --------------------------------
                         Charles H. Brandes, Control Person


                     By: /s/ Glenn R. Carlson
                         --------------------------------
                         Glenn R. Carlson, Control Person


                     By: /s/ Jeffrey A. Busby
                         --------------------------------
                         Jeffrey A. Busby, Control Person

EXHIBIT C


                       Disclaimer of Beneficial Ownership
                       ----------------------------------



Brandes Investment Partners, Inc., Brandes Worldwide Holdings, L.P., Charles H. Brandes, Glenn R. Carlson and Jeffrey A. Busby, disclaim beneficial interest as to the shares referenced above, except for an amount equal to substantially less than one percent of the shares reported on this Schedule 13G. None of these entities or individuals holds the above-referenced shares for its/his own account except on a de minimis basis.

EXHIBIT D

                              Power of Attorney for
                        Schedules 13G, 13D and Forms 13F


I, Charles Brandes, as director and president of Brandes Investment Partners, Inc., which is the sole General Partner of Brandes Worldwide Holdings, L.P., and which is the sole General Partner of Brandes Investment Partners, L.P., hereby appoint Ian N. Rose and Adelaide Pund as attorneys-in-fact and agents, in all capacities, to execute, on my behalf and on behalf of Brandes Investment Partners, Inc., Brandes Investment Partners, L.P., and Brandes Worldwide Holdings, L.P., to file with the appropriate issuers, exchanges and regulatory authorities, any and all Schedules 13G, 13D and Forms 13F and documents relating thereto required to be filed under the Securities and Exchange Act of 1934, including exhibits, attachments and amendments thereto and request for confidential treatment of information contained therein in connection with my being a "control person" (as contemplated for purposes of Schedule 13G and 13D, and Form 13F) of Brandes Investment Partners, L.P., its subsidiaries and affiliates. I hereby grant to said attorneys-in-fact full authority to do every act necessary to be done in order to effectuate the same as fully, to all intents and purposes, as I could if personally present, thereby ratifying all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

I hereby execute this Power of Attorney as of this 10th day of December 2004.



                                        /s/ Charles H. Brandes
                                        --------------------------------
                                        Charles H. Brandes

EXHIBIT D


                   Power of Attorney for Schedules 13G and 13D


I, Glenn R. Carlson, hereby appoint Ian N. Rose and Adelaide Pund as attorneys-in-fact and agents, in all capacities, to execute, on my behalf, and to file with the appropriate issuers, exchanges and regulatory authorities, any and all Schedules 13G and 13D, and documents relating thereto required to be filed under the Securities and Exchange Act of 1934, including exhibits, attachments and amendments thereto and request for confidential treatment of information contained therein in connection with my being a "control person" (as contemplated for purposes of Schedule 13G and 13D) of Brandes Investment Partners, L.P., its subsidiaries and affiliates. I hereby grant to said attorneys-in-fact full authority to do every act necessary to be done in order to effectuate the same as fully, to all intents and purposes, as I could if personally present, thereby ratifying all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

I hereby execute this Power of Attorney as of this 10th day of December 2004.



                                            /s/ Glenn R. Carlson
                                            --------------------
                                            Glenn R. Carlson

EXHIBIT D


                   Power of Attorney for Schedules 13G and 13D


I, Jeffrey A. Busby hereby appoint Ian N. Rose and Adelaide Pund as attorneys-in-fact and agents, in all capacities, to execute, on my behalf, and to file with the appropriate issuers, exchanges and regulatory authorities, any and all Schedules 13G and 13D, and documents relating thereto required to be filed under the Securities and Exchange Act of 1934, including exhibits, attachments and amendments thereto and request for confidential treatment of information contained therein in connection with my being a "control person" (as contemplated for purposes of Schedule 13G and 13D) of Brandes Investment Partners, L.P., its subsidiaries and affiliates. I hereby grant to said attorneys-in-fact full authority to do every act necessary to be done in order to effectuate the same as fully, to all intents and purposes, as I could if personally present, thereby ratifying all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

I hereby execute this Power of Attorney as of this 10th day of December 2004.


                                            /s/ Jeffrey A. Busby
                                            --------------------
                                            Jeffrey A. Busby